Exhibit 23(b)

                         CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Diamond Home Services, Inc. Incentive Stock Option Plan and the Diamond Home Services, Inc. 1996 Nonemployee Director Stock Option Plan of our report dated February 23, 1996 (except as to the first paragraph of Note 1 for which the date is April 18, 1996 and Note 14 for which the date is April 8, 1996) with respect to the consolidated financial statements of Diamond Home Services, Inc. included in Registration Statement (No. 333-10973) on Form S-1 filed with the Securities and Exchange Commission.


                                             /s/ Ernst & Young LLP

Chicago, Illinois
October 3, 1996